Exhibit 99.1

FOR IMMEDIATE RELEASE

SpartanNash Declares Quarterly Cash Dividend

GRAND RAPIDS, Mich. – May 22, 2025 – Food solutions company SpartanNash® (the “Company”) (Nasdaq: SPTN) today announced that on May 21, 2025, its Board of Directors approved a quarterly cash dividend of $0.22 per common share. The dividend will be paid on June 30, 2025, to shareholders of record as of the close of business on June 13, 2025. As of May 20, 2025, there were 33,854,313 common shares outstanding.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a food solutions company that delivers the ingredients for a better life. Committed to fostering a People First culture, the SpartanNash family of Associates is 20,000 strong. SpartanNash operates two complementary business segments – food wholesale and grocery retail. Its global supply chain network serves wholesale customers that include independent and chain grocers, national retail brands, e-commerce platforms, and U.S. military commissaries and exchanges. The Company distributes products for every aisle in the grocery store, from fresh produce to household goods to its OwnBrands, which include the Our Family® portfolio of products. On the retail side, SpartanNash operates nearly 200 brick-and-mortar grocery stores, primarily under the banners of Family Fare, Martin's Super Markets and D&W Fresh Market, in addition to dozens of pharmacies and fuel centers with convenience stores. Leveraging insights and solutions across its segments, SpartanNash offers a full suite of support services for independent grocers. For more information, visit spartannash.com.

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INVESTOR CONTACT:

Kayleigh Campbell

Head of Investor Relations

kayleigh.campbell@spartannash.com

MEDIA CONTACT:

Adrienne Chance

SVP and Chief Communications Officer

press@spartannash.com